                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement                               [ ] Confidential, For Use of the Commission Only
                                                                  (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-12


                            MERCER INTERNATIONAL INC.
                (Name of Registrant as Specified in its Charter)



                           GREENLIGHT CAPITAL, L.L.C.
                            GREENLIGHT CAPITAL, INC.
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)   Title of each class of securities to which transaction applies:

     (2)   Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)   Proposed maximum aggregate value of transaction:

     (5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)   Amount previously paid:

     (2)   Form, Schedule or Registration Statement No.:

     (3)   Filing Party:

     (4)   Date Filed:

                                EXPLANATORY NOTE

         Greenlight Capital, LLC, a Delaware limited liability company ("Greenlight LLC"), and Greenlight Capital, Inc., a Delaware corporation (together with Greenlight LLC, "Greenlight"), have reached an agreement with Mercer International Inc. ("Mercer") in connection with Greenlight's solicitation of proxies in support of electing Greenlight nominees to the board of trustees of Mercer at the 2003 annual meeting of shareholders. The press release announcing the agreement is set forth below.

                            (GREENLIGHT CAPITAL LOGO)


                GREENLIGHT CAPITAL REACHES AGREEMENT WITH MERCER
                       INTERNATIONAL ON TWO BOARD NOMINEES

New York, NY; August 6, 2003: Greenlight Capital, Inc., ("Greenlight") today announced that it has reached an agreement with Mercer International, Inc. (Nasdaq: MERCS) ("Mercer") under which Mercer will nominate for election as Trustees at its upcoming annual shareholders' meeting Guy W. Adams, a candidate proposed by Greenlight, and an independent candidate proposed by three of Mercer's other largest shareholders. Accordingly, Greenlight has withdrawn its proposed nominations for trustees and terminated its proxy solicitation.

"We are pleased that Mercer's management has listened to our concerns over corporate governance," said Daniel Roitman, Chief Operating Officer of Greenlight. "We are also pleased that other significant shareholders in Mercer have participated in achieving a resolution that is supported by all stakeholders and is in the best interests of the Company."

"We believe there is substantial value in Mercer that can be delivered to all shareholders, which is why we decided to push for change, rather than sell our position. We hope that Guy Adams and the other new independent board member will work cooperatively with Mercer's board and management to enhance corporate governance, successfully implement the business plan, and represent all shareholders."

David Einhorn, President of Greenlight added, "We believe this resolution will enhance investor confidence in the marketplace and ensure that the value of Mercer's assets are maximized for the benefit of Mercer's shareholders. I want to thank Peter Kellogg, Coghill Capital Management and Cramer Rosenthal McGlynn for assisting Mercer and Greenlight in reaching an agreement."

Mercer's Board of Trustees currently has seven members, two of whom are scheduled to be elected at the company's annual meeting of shareholders on August 22, 2003. On July 2, 2003, Greenlight filed a definitive proxy statement with the Securities and Exchange Commission nominating two independent candidates in opposition to management's candidates. Greenlight, an investment management firm with a focus on long-term value investing, has been an investor in Mercer since August 1997. Greenlight owns 14.9% of Mercer's shares outstanding, and has been the company's largest shareholder since 2000. Mercer is a pulp and paper manufacturing company with operations in Europe.


CONTACT INFORMATION:


Steve Frankel / Ed Rowley
The Abernathy MacGregor Group
(212) 371-5999